FOR IMMEDIATE RELEASE	For More Information Contact:
October 20, 2006	Cynthia Jamison, (864) 984-8395
cjamison@palmettobank.com

Palmetto Bancshares, Inc. Reports
14% Quarterly Earnings Increase

UPSTATE, SC - Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company for The Palmetto Bank, reported net income for the third quarter of 2006 was $3.8 million, a 14% increase over the same period in 2005.  Net income per diluted share was $0.59, a 13% increase over the $0.52 per share reported in the third quarter of 2005. For the nine months ended September 30, 2006 net income was $11.2 million compared with $10.3 million reported the same period of 2005, an increase of 9%.  Diluted earnings per share were $1.74, as compared with $1.60 per share when comparing the same periods.

Total assets at September 30 grew 6% to $1.1 billion, an increase of $68 million over the same period in 2005.  When comparing the same periods, total loans increased 10% to $932 million, while deposits increased 12% to $1.0 billion.  "We are pleased with the Bank's consistently strong performance during this past quarter and the past nine months," said Leon Patterson, chairman and chief executive officer.  "The third quarter was highlighted with the 100th anniversary celebration and the announcement of the new company headquarters move to downtown Greenville in 2008.  As The Palmetto Bank enters a second century of service in South Carolina, we are excited about our future in the Upstate."

Celebrating 100 years of service in the Upstate, The Palmetto Bank manages $1.9 billion in assets including Commercial Banking, Trust and Investment Group and Mortgage Servicing.  The Palmetto Bank is the fifth largest independent state-chartered commercial bank in South Carolina with 32 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens and Spartanburg.

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